Exhibit 10.17

Employment Agreement

            THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Neuro One, LLC, a Minnesota limited liability company (the “Company”) and Dave Rosa (the “Employee”) is signed by the Company and the Employee on October 5, 2016 (the “Effective Date”).

Background

The Board of Managers of the Company (the “Board”) has determined that it is in the best interests of the Company and its equity holders to employ the Employee. The Employee will be employed as the Company’s Chief Executive Officer and President. The Company and the Employee desire to enter into this Agreement to embody the terms of the relationship.

           NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

Terms and Conditions

1.           Duties; Reporting Relationship. During the term of this Agreement, the Employee shall serve as the Chief Executive Officer and President of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Employee’s positions as Chief Executive Officer and President of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Employee’s position as Chief Executive Officer and President of the Company. If elected, the Employee agrees to serve as a member of the Board during the employment period, and upon termination of the Employee’s employment the Employee shall promptly resign from the Board.

2.           Office Location.   The Employee will report to the Board and will primarily work from the Employee’s home office with visits to the Company’s corporate headquarters, as needed.

3.           Compensation and Benefits.

(a)           Base Salary.  The Employee’s current base salary shall be $300,000 per annum, subject to all payroll deductions and all required withholdings as determined by the Company.  The Employee’s salary will be paid monthly in accordance with the regular payroll practices of the Company.  During the Employee’s employment with the Company, the Employee’s annual base salary will be reviewed at least annually.

(b)           Performance Bonus.  The Employee will be eligible to participate in any bonus program established by the Company and for which the Employee would be eligible.  If so established by the Company, the Employee will be eligible to earn an annual performance bonus up to 40% of the Employee’s effective salary based upon the Employee’s performance, subject to payroll deductions and all required withholdings (the “Performance Bonus”).  The Employee must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus.  The Board will determine whether the Employee has earned the Performance Bonus and the amount of any Performance Bonus.

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(c)           Employee Benefits.  The Employee will be eligible to participate in any benefit programs that may be established by the Company in accordance with Company policy.

(d)           Expenses.  The Employee will be reimbursed for normal expenses including, but not limited to, associated business/travel expenses (flights, hotel, car rental, parking transportation, business meals, office supplies). In addition, the Company shall pay an allowance to the Employee for the lease, insurance and operating costs of the automobile used for business purposes in the amount of eight hundred dollars ($800.00) per month.

(e)           Initial Equity Award. On the Effective Date, the Board shall grant to the Employee an amount of equity of the Company equal to fourteen percent (14%) of the fully diluted equity of the Company pursuant to the terms and conditions of a restricted membership interest purchase agreement containing terms mutually acceptable to the Company and the Employee.

(f)           Long-Term Incentive Compensation. During the term of the Employee’s employment with the Company, the Employee shall be entitled to participate in any stock option, performance share, profits interest, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Employee shall reflect the Empoloyee’s position with the Company.

4.           Confidentiality and Proprietary Information Obligations.

(a)           Company Policies.  As a condition of the Employee’s employment, the Employee agrees to continue to abide by all Company policies, rules and regulations, including, but not limited to, the policies contained in the employee handbook adopted by the Company.

(b)           Third Party Information.  In the Employee’s work for the Company, the Employee is expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom the Employee has an obligation of confidentiality.  The Employee is expected to use only that information which is generally known and used by persons with training and experience comparable to the Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. The Employee hereby agrees that the Employee will not bring onto premises of the Company or use in the Employee’s work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that the Employee is not authorized to use or disclose.  By entering into this Agreement, the Employee represents that the Employee is able to perform the Employee’s job duties within these guidelines.

(c)           Exclusive Property.  The Employee agrees that all business procured by the Employee and all Company related business opportunities and plans made known to the Employee while the Employee is employed by the Company shall remain the permanent and exclusive property of the Company.

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(d)           Adverse or Outside Business Activities.  Throughout the Employee’s employment with the Company, the Employee may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of the Employee’s duties hereunder or present a conflict of interest with the Company. The Employee may not engage in other employment or undertake any other commercial business activities unless the Employee obtains the prior written consent of the Board.   The Board may rescind consent to the Employee’s service as a director of all other corporations or participation in other business or public activities if the Board, in the Board’s sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with the Employee’s duties to the Company.  In addition, throughout the term of the Employee’s employment with the Company and for one (1) year immediately following the termination of the Employee’s employment for any reason, the Employee agrees not to, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive directly with the Company’s business; provided, however, that  the Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. The Employee hereby represents and warrants that the Employee has disclosed previously to the Board all other employment or other commercial business activities that the Employee already undertakes, or intends to undertake (to the extent currently known by the Employee), during the Employee’s period of employment with the Company.

5.           No Conflicts.  By signing this Agreement the Employee hereby represents to the Company that, except as previously disclosed to the Company: (a) the Employee’s employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) the Employee does not know of any conflicts that would restrict the Employee’s employment with the Company.  The Employee hereby represents that the Employee has disclosed to the Company any contract the Employee has signed that may restrict the Employee’s activities on behalf of the Company, and that the Employee is presently in compliance with such contracts, if any.

6.           At Will Employment.  The Employee’s employment with the Company is an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time.  This means that either the Employee or the Company may terminate the Employee’s employment at any time, with or without Cause, and with or without advance notice.  This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by the Employee and a duly authorized member of the Board.

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7.           Severance Benefits; Excise Tax.

(a)           Entitlement to Severance Benefits.  If the Company (or any successor entity) terminates the Employee’s employment without Cause, or if the Employee resigns the Employee’s employment for Good Reason, the Employee will be eligible to receive, as the Employee’s sole severance benefits (the “Severance Benefits”): (i) severance pay in the form of continuation of the Employee’s base salary in effect as of the employment termination date for 12 months, and (ii) an amount equal to a prorated portion of the Employee’s cash bonus for the year in which the Termination Date occurs, if any, with such prorated amount determined by multiplying the Employee’s cash bonus for the year in which the termination date occurs by a fraction, the numerator of which is the number of full months during such year in which the Employee was employed and the denominator of which is twelve (12). The Severance Benefits shall be subject to all required payroll deductions and withholdings as determined by the Company.  Notwithstanding the foregoing, in order to be eligible for the Severance Benefits, the Employee must meet the Release Requirements as set forth in Section 9 within 60 days after the date of the Employee’s employment termination, and the Employee shall receive no severance if the Employee fails to meet the Release Requirements. Provided that you meet the Release Requirements set forth in Section 9, the Severance Benefits set forth in subsection (i) of the first sentence of this Section 7(a) will be paid in equal monthly installments in accordance with the Company’s regular payroll practices, provided however, that the first payment of such amounts will not be made to the Employee until the first regular monthly payroll date that is more than 60 days after the termination date, with the first payment due on such first payroll date that is more than 60 days after the termination date to include all payments that would have been due during the period beginning on the first regular monthly payroll date following the termination date and such first regular monthly payroll date after the 60th day following the termination date. If the Employee meets the Release Requirements set forth in Section 9, the portion of the Severance Benefits, if any, set forth in subsection (ii) of the first sentence of this Section 7(a) will be paid to the Employee at the same time as annual bonuses for the year of the Employee’s termination are paid to other employees (but not later than March 15 of the year immediately following the year in which the Employee’s employment terminates).

(b)           Severance Benefits related to Change of Control. Notwithstanding Section 7(a) above if, within two (2) years following a Change in Control, the Company terminates the Employee’s employment without Cause or the Employee resigns the Employee’s employment for Good Reason, the Severance Benefits set forth in Section 7(a)(i) will increase from 12 months to 18 months and, subject to the Employee satisfying the Release Requirements set forth in Section 9, will be paid in a lump sum on the first payroll date that is more than 60 days after the Employee’s last date of employment, subject to all required payroll deductions and withholding as determined by the Company.

(c)           Excise Tax.

(i)           Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that the Employee would otherwise receive pursuant to this Agreement (when considered together with any payment or benefit the Employee would otherwise receive under any other agreement or practice) (collectively, a “Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below).  The “Reduced Amount” shall be either: (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Employee’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Employee.

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(ii)           If a reduction in the Payment is to be made, the reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments (with the reduction to occur in the reverse chronological order in which such cash payments would otherwise be made to the Employee); (2) cancellation of accelerated vesting of equity awards other than stock options (with such cancellation to occur in the reverse chronological order in which such equity awards or installments or tranches thereof would otherwise have become vested pursuant to their normal vesting terms and conditions in the absence of such acceleration of vesting) ; (3) cancellation of accelerated vesting of stock options (with such cancellation to occur in the reverse chronological order in which such stock options or installments or tranches thereof would otherwise have become vested under their normal vesting terms and conditions in the absence of such acceleration); and (4) reduction of other benefits paid to the Employee (with such reduction to occur in the reverse chronological order in which such benefits would otherwise have been paid to the Employee). The Company shall reasonably determine the procedures and manner of making the calculation required above.

8.           Definitions.

(a)           Definition of Change of Control.  “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from a bona fide equity financing event or public offering of the stock of the Company. Notwithstanding the foregoing, if necessary to avoid the imposition of additional taxes upon you under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), a transaction shall constitute a Change of Control only if, in addition to satisfying the foregoing definition, the transaction also meets the definition of a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).

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(b)           Definition of Cause.  “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate the Employee’s employment shall exist if any of the following occurs: (i) the Employee’s conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) the Employee’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) the Employee’s material violation of any contract or agreement between the Employee and the Company, or of any Company policy, or of any statutory duty the Employee owes to the Company; or (iv) the Employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (iv) above will constitute “Cause” only if such action or conduct continues after the Board has provided the Employee with written notice thereof and thirty (30) days’ opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure.  The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

(c)           Definition of Good Reason.  A resignation for “Good Reason” shall mean a resignation of the Employee’s employment within sixty (60) days after the occurrence of any of the following events which is not corrected within fifteen (15) days after the Company (or any successor thereto) receives written notice from the Employee that any of the following events have occurred and that the Employee asserts that grounds for a resignation for Good Reason exists as a result of: (i) without the Employee’s written consent, a material diminution of the Employee’s duties, position or responsibilities; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for the Employee’s resignation, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution;” or (ii) without the Employee’s written consent, a reduction by the Company in the Employee’s base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company).

9.           Release Requirements.  To be eligible to receive the Severance Benefits, the Employee must meet the following requirements (the “Release Requirements”): (a) the Employee must first timely execute, make effective, and deliver to the Company within 60 days after the date of the Employee’s employment termination a general release of all known and unknown claims, in a form acceptable to the Company (which may, at the Company’s election, be incorporated into a separation agreement); and (b) the Employee must not be in material breach of any other agreement or contract between the Employee and the Company at the time of the receipt of such benefits.  In the event that, during such time as the Employee continues to receive any Severance Benefits, the Employee materially breaches any other agreement or contract between the Employee and the Company, the Company’s obligation to continue to provide the Severance Benefits will immediately cease in full, and the Employee will not be entitled to receive any additional Severance Benefits as of the date of the Employee’s breach.

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10.          Miscellaneous.

(a)               Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement.  The Employee is required, as a condition to the Employee’s employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as Exhibit A.

(b)              Entire Agreement.  This Agreement and its attachments contain all of the terms of the Employee’s employment with the Company.  The employment terms in this Agreement supersede any other agreements or promises made to the Employee by anyone, whether oral or written, concerning the Employee’s employment terms.  Changes in the Employee’s employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Board and signed by the Employee and a duly authorized member of the Board.

(c)               Binding Effect; Severability.  This Agreement will bind the heirs, personal representatives, successors and assigns of both the Employee and the Company, and inure to the benefit of both the Employee and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(d)              Governing Law; Jury Trial Waiver.  The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws.  By signing this Agreement, the Employee irrevocably submits to the exclusive jurisdiction of the courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  BY SIGNING THIS AGREEMENT THE EMPLOYEE ALSO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(e)           Mutual Drafting.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and .pdf signatures shall be equivalent to original signatures.

11.           Code Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement either are exempt from or comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement (and payments and benefits hereunder) shall be interpreted to be exempt from or in compliance therewith. However, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or for damages for failing to be exempt from or in compliance with Code Section 409A.

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(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)           Notwithstanding any other payment schedule provided herein to the contrary, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)           With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)           To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” the Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Employee, the Company's share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)           All reimbursements of expenses under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee. Any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. No such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)           For purposes of Code Section 409A, the Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f)           Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g.,, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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(g)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Employee unless and to the extent otherwise permitted by Code Section 409A.

(h)           Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Employee’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.

Signatures on the Following Page

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IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

The Employee: /s/ Dave Rosa Dave Rosa	The Company: Neuro One, LLC By: /s/ Dave Rosa Name: Dave Rosa Title: CEO

Signature Page to Employment Agreement